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                                                                  EXHIBIT (a)(5)

FOR IMMEDIATE RELEASE

Contact:
Art Maulsby                                         James B. Carroll
Dawn Rusalov                                        ARTISTdirect, Inc.
Sitrick and Company                                 EVP/CFO
310-788-2850                                        323-634-4022
art_maulsby@sitrick.com                             jim.carroll@artistdirect.com
dawn_rusalov@sitrick.com

                     ARTISTDIRECT AUTHORIZES "DUTCH AUCTION"

                     SELF-TENDER OFFER FOR STOCK REPURCHASE

                Tender For 2.0 Million Shares With Expected Range

                        Between $1.25 to $1.50 Per Share

Los Angeles, CA -- February 12, 2001 - ARTISTdirect, Inc. (NASDAQ: ARTD) today announced that its Board of Directors has authorized the repurchase of up to 2.0 million shares, or approximately 5.3%, of ARTISTdirect's approximately 37.7 million outstanding shares of common stock. The repurchase will be made through a "Dutch Auction" style self-tender offer, at an expected offering range of between $1.25 and $1.50 per share, subject to market conditions prior to commencement of the tender offer. Commencement of the proposed tender offer and the definitive terms thereof will be subject to the completion of all necessary regulatory filings. The tender offer is currently expected to commence during the week of February 19, 2001.

If the number of shares tendered is greater than the number sought, the company will select the tendered price within the range that allows the company to repurchase the entire 2.0 million shares at the lowest aggregate price, with purchases to be made on a pro-rata basis for stockholders tendering at or below the purchase price. If the tender offer is accepted in its entirety, the company will have approximately 35.7 million shares of common stock outstanding after its completion. The Company plans to fund the tender offer from its existing cash and the liquidation of short-term investments.

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"With our strong cash position and the significant discount to cash value per share reflected in our trading price, our Board of Directors views the tender offer as a prudent use of the Company's resources," said Marc Geiger, ARTISTdirect's Chairman and CEO.

This proposed tender offer is distinct from the previously disclosed rescission offer, pursuant to which ARTISTdirect plans to offer to repurchase certain options and shares issued prior to the Company's March 2000 initial public offering.

About ARTISTdirect Inc.

ARTISTdirect Inc. (Nasdaq:ARTD - news) is a music and media company that combines an online music network with integrated offline assets to provide a single-stop solution for music fans, artists, labels and advertisers. ARTISTdirect.com (www.artistdirect.com), a comprehensive online destination, blends music programming, community, e-commerce retail and digital music services. Through the ARTISTdirect Talent Agency, the company also manages offline musical tour booking and develops event-marketing programs extending sponsor reach. The company has headquarters in Los Angeles.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain projections or other forward-looking statements regarding future events or the future financial performance of ARTISTdirect. These projections and statements involve risks and uncertainties. Readers are cautioned that these statements are based on information currently available to management and are only predictions. These predictions may differ materially from the company's actual future events or results. Potential risks and uncertainties that may affect future events and the company's business, financial status and operating results include, among others, general uncertainties related to amounts spent on online advertising and e-commerce, ARTISTdirect's ability to attract new artists and retain existing artists, competition in its industry, including from Web sites offering free music, ability to enter into new strategic relationships and leverage existing strategic relationships, ability to increase revenue from online product sales, advertising and other revenue streams, and to generate revenue from digital distribution, ability to increase visits to ARTISTdirect's network of sites, ability to offer compelling content, and ability to protect and/or obtain intellectual property rights. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, ARTISTdirect cannot assure the public that future results will meet these expectations. Moreover, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. ARTISTdirect is under no duty to update any of the forward-looking statements after the date of this release to conform those statements to actual results or to changes in the company's expectations. More information about potential factors that could affect the company's business and financial results is included in the documents filed by ARTISTdirect with the SEC, including its most recent Quarterly Report on Form 10-Q, current report on Form 8-K and its Registration Statements on Form S-1 and all amendments thereto.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY'S COMMON STOCK. OFFERS TO BUY THE COMPANY'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT THE COMPANY WILL BE SENDING OUT TO

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STOCKHOLDERS SHORTLY. STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE
THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE AT THE SEC'S WEBSITE AT www.sec.gov OR FROM OUR INFORMATION AGENT, MELLON INVESTOR SERVICES. STOCKHOLDERS ARE URGED TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER.

The Company's Board of Directors has approved the tender offer but neither the Company nor the Board of Directors is making any recommendation to the stockholders as to whether to tender or refrain from tendering their shares or as to the purchase price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.